Exhibit 99.1

Canterbury Park Holding Corporation Reports 2007 Fiscal Operating Results

SHAKOPEE, Minn.--(BUSINESS WIRE)--Canterbury Park Holding Corporation (AMEX:ECP) today announced financial results for the fourth quarter and twelve months ended December 31, 2007.

Fourth Quarter 2007

The Company reported fourth-quarter net revenues of $11.2 million, down 10.5% from revenues of $12.6 million during the same period in 2006. Net income was $635,378, or $.15 per diluted share, compared to $1,092,605, or $.26 per diluted share in the 2006 fourth quarter. These decreases are primarily attributable to the ban on indoor smoking in Minnesota that began October 1, a faltering economy and unusually inclement weather.

Year Ended December 31, 2007

The Company’s net revenues in 2007 were $52.9 million, $2.9 million less than 2006 net revenues of $55.8 million. The decline in net revenues for the year was due to a 5.1% decrease in Card Club revenues, a 7.3% decrease in pari-mutuel revenues and a 12.7% decrease in other operating revenues. Operating expenses decreased 3.8% to $48.7 million in 2007, primarily due to decreases in purse expense, salaries and benefits, and advertising and marketing.

The Company earned net income of $2,620,740 for the year ended December 31, 2007, compared to net income of $3,125,043 for the prior year. Fully diluted earnings per share for fiscal 2007 were $.62 compared with $.74 for fiscal 2006. Further results for 2007 are presented in the accompanying table.

“While 2007 operating results were below our goals for the year, they were not surprising given a declining economy that emerged in the second half of 2007 and implementation of a statewide ban on indoor smoking that became effective October 1,” stated Canterbury Park’s President Randy Sampson. “Clearly, the Minnesota economy is feeling the negative effects of higher fuel prices and declining real estate values which impacts discretionary spending on entertainment. Unfortunately, the smoking ban that began October 1 became an additional factor that had an immediate adverse effect on revenues in the fourth quarter. Despite these significant challenges, however, we were able to report net profits of $2.6 million in 2007.”

Mr. Sampson continued: “The further development of our 380-acre site in Shakopee is a top priority and we expect to unveil our development plans in the near future. Our property is located in one of the fastest growing areas in the region, and we believe development opportunities exist that will enable us to enrich the character of Canterbury Park as a unique entertainment complex and enhance shareholder value. Finally, we remain committed to gaining legislative approval for expanded gaming options at the Racetrack. While the current political environment in Minnesota is unreceptive to any significant change in gaming policy, we will continue to include a Racino at Canterbury Park in our long-term strategic plan, as we believe it is the best way to provide a major boost to Minnesota’s horse industry.”

The Company also announced today that its 2008 Annual Meeting of Shareholders would be held on Thursday, June 5, 2008 at 4:00 pm, at the Racetrack in Shakopee, Minnesota. The date of record for shareholders entitled to vote at the Annual Meeting is Friday, April 11, 2008.

About Canterbury Park:

Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 67-day 2008 live race meet begins on May 3rd and ends September 1, 2008. In addition, Canterbury Park’s Card Club hosts “unbanked” card games 24 hours a day, seven days a week, offering 34 poker tables and 16 tables of other card games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company please visit us at www.canterburypark.com.

Cautionary Statement:

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, we may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For such forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that such forward-looking statements are subject to risks and uncertainties which could affect our actual results, and cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to: material fluctuations in attendance at the Racetrack, material changes in the level of wagering by patrons, decline in interest in the unbanked card games offered at the Card Club, competition from other venues offering unbanked card games or other forms of wagering, competition from other sports and entertainment options, costs associated with our efforts to obtain legislative authority for additional gaming options, increases in compensation and employee benefit costs; increases in the percentage of revenues allocated for purse fund payments; higher than expected expense related to new marketing initiatives; the impact of wagering products and technologies introduced by competitors; legislative and regulatory decisions and changes; the general health of the gaming sector; and other factors that are beyond our ability to control or predict.

CANTERBURY PARK HOLDING CORPORATION'S
SUMMARY OF OPERATING RESULTS

(Unaudited)

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006

Operating Revenues	$11,262,313	$12,583,842	$52,879,556	$55,839,697

Operating Expenses	$10,248,408	$10,748,842	$48,723,318	$50,660,163

Income from Operations	$1,013,905	$1,835,000	$4,156,238	$5,179,534
Non-Operating Revenues, net	$77,574	$70,004	$329,203	$279,208

Income Tax Expense	($456,101)	($812,399)	($1,864,701)	($2,333,699)

Net Income	$635,378	$1,092,605	$2,620,740	$3,125,043

Basic Net Income Per Common Share	$0.16	$0.27	$0.65	$0.78

Diluted Net Income Per Common Share	$0.15	$0.26	$0.62	$0.74

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-445-7223